Exhibit 99.77(d)

ITEM 77D – Policies with Respect to Security Investments

Effective October 3, 2014, the principal investment strategies and principal risks for Voya Small Company Portfolio were revised to include disclosure allowing the Portfolio to invest in real estate investment trusts.